Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

DRAGON ACQUISITION CORPORATION

LEEWELL INVESTMENT GROUP LIMITED

LONGHAI HOLDINGS COMPANY LIMITED,

THE SOLE SHAREHOLDER OF LEEWELL INVESTMENT GROUP LIMITED

and

ANTOINE CHENG, THE SOLE SHAREHOLDER OF LONGHAI HOLDINGS
COMPANY LIMITED

Dated as of April 14, 2010

i

Annex A	Definitions

ii

SHARE EXCHANGE AGREEMENT

          This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of April 14, 2010, is by and among Dragon Acquisition Corporation, a Cayman Islands company (“Dragon Acquisition”), Leewell Investment Group Limited, a Hong Kong company (“Leewell”), the sole shareholder of Leewell, Longhai Holdings Company Limited, a British Virgin Islands company (“Longhai”), and the sole shareholder of Longhai, Antoine Cheng (the “Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

          A.        Dragon Acquisition is an exempted company incorporated with limited liability under the laws of Cayman Islands with no significant operations.

          B.        Leewell is a private company incorporated under the laws of Hong Kong. Leewell owns 100% of the issued and outstanding capital stock of Qingdao Oumei Real Estate Development, Co., Ltd, a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China.

          C.        Leewell has 102,566,690 ordinary shares (the “Leewell Stock”) issued and outstanding, all of which are held by Longhai. Longhai has agreed to transfer all of its shares of Leewell Stock in exchange for 29,235,000 newly issued ordinary shares of Dragon Acquisition (the “Dragon Acquisition Stock”), constituting 94.31% of the issued and outstanding capital stock of Dragon Acquisition on a fully diluted basis as of and immediately after the Closing (as defined in Section 1.1) and prior to giving effect to the Financing (as defined in Section 6.10) (the “Exchange”).

          D.        The Exchange is in connection with the closing of the Financing pursuant to a Subscription Agreement by and among Dragon Acquisition and the subscribers identified on the signature page thereto. The Closing of the Exchange is conditioned upon all of the conditions of the Financing being met, and the Financing is conditioned upon the Closing of the Exchange.

          E.        The Board of Directors of each of Dragon Acquisition and Leewell has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

          1.1.        Share Exchange. At the Closing, Longhai shall sell, transfer, convey, assign and deliver to Dragon Acquisition its Leewell Stock free and clear of all Liens, in exchange for 29,235,000 newly issued shares of Dragon Acquisition Stock (referred to herein as the “Shares”).

          1.2.        Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in Washington, DC, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of Longhai and the Shareholder

          Each of Longhai and the Shareholder severally (and not jointly) hereby represents and warrants to Dragon Acquisition as follows.

          2.1.        Good Title. Longhai is the record and beneficial owner, and has good title to its Leewell Stock, with the right and authority to sell and deliver such Leewell Stock, free and clear of all Liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Dragon Acquisition as the new owner of such Leewell Stock in the share register of Leewell, Dragon Acquisition will receive good title to such Leewell Stock, free and clear of all Liens.

          2.2.        Organization. Longhai is duly organized and validly existing in its jurisdiction of organization.

          2.3.        Power and Authority. Longhai has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by Longhai to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of Longhai, enforceable against Longhai in accordance with the terms hereof.

          2.4.        No Conflicts. The execution and delivery of this Agreement by Longhai and the performance by Longhai of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to Longhai; and (c) will not violate or breach any contractual obligation to which Longhai is a party.

          2.5.        Litigation. There is no pending proceeding against Longhai that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of Longhai, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

          2.6.        No Finder’s Fee. Longhai has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by Longhai.

          2.7.        Purchase Entirely for Own Account. Longhai is acquiring the Dragon Acquisition Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and Longhai has no present intention of selling or otherwise distributing the Dragon Acquisition Stock, except in compliance with applicable securities laws.

          2.8.        Available Information. Longhai has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Dragon Acquisition and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Dragon Acquisition Stock.

          2.9.        Non-Registration. Longhai understands that the Dragon Acquisition Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Longhai’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Dragon Acquisition Stock in accordance with the Dragon Acquisition Constituent Instruments or the laws of its jurisdiction of incorporation.

          2.10.      Restricted Securities. Longhai understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by Longhai pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. Longhai further acknowledges that if the Shares are issued to Longhai in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Longhai represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

          2.11.      Accredited Investor. Longhai is an “accredited investor” within the meaning of Rule 501 under the Securities Act and Longhai was not organized for the specific purpose of acquiring the Shares.

          2.12.      Legends. It is understood that the Dragon Acquisition Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

          2.13.      Additional Legend. Additionally, the Dragon Acquisition Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Longhai consents to Dragon Acquisition making a notation on its records or giving instructions to any transfer agent of Shares in order to implement the restrictions on transfer of the Shares.

          2.14.      Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of Longhai in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of Leewell

          Subject to the exceptions set forth in the Leewell Disclosure Letter (regardless of whether or not the Leewell Disclosure Letter is referenced below with respect to any particular representation or warranty), Leewell represents and warrants to Dragon Acquisition and Longhai as follows.

          3.1.        Organization, Standing and Power. Except as set forth in the Leewell Disclosure Letter, Leewell and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Leewell and its subsidiaries taken as a whole, a material adverse effect on the ability of Leewell to perform its obligations under this Agreement or on the ability of Leewell to consummate the Transactions (a “Leewell Material Adverse Effect”). Leewell and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Leewell Material Adverse Effect. Leewell has delivered to Dragon Acquisition true and complete copies of the Leewell Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

          3.2.        Subsidiaries; Equity Interests.

                         (a)      The Leewell Disclosure Letter lists each subsidiary of Leewell and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Leewell or by another subsidiary of Leewell, free and clear of all Liens.

                         (b)      Except for its interests in its subsidiaries, Leewell does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

          3.3.        Capital Structure. The authorized capital stock of Leewell consists of 150,000,000 ordinary shares of which 102,566,690 shares are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Leewell are issued, reserved for issuance or outstanding. Leewell is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of Leewell and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of Hong Kong, the Leewell Constituent Instruments or any Contract to which Leewell is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Leewell or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Leewell Stock or the capital stock of any of its subsidiaries may vote (“Voting Leewell Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Leewell or any of its subsidiaries is a party or by which any of them is bound (a) obligating Leewell or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Leewell or any of its subsidiaries or any Voting Leewell Debt, (b) obligating Leewell or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Leewell or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Leewell to repurchase, redeem or otherwise acquire any shares of capital stock of Leewell.

          3.4.        Authority; Execution and Delivery; Enforceability. Leewell has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Leewell of this Agreement and the consummation by Leewell of the Transactions have been duly authorized and approved by the Board of Directors of Leewell and no other corporate proceedings on the part of Leewell are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Leewell in accordance with its terms.

               3.5.        No Conflicts; Consents.

                              (a)      The execution and delivery by Leewell of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Leewell or any of its subsidiaries under, any provision of (i) the Leewell Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which Leewell or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Leewell or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Leewell Material Adverse Effect.

                              (b)      Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Leewell or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

          3.6.        Taxes.

                         (a)      Leewell and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Leewell Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Leewell Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Leewell know of no basis for any such claim.

                         (b)      The Leewell Financial Statements reflect an adequate reserve for all Taxes payable by Leewell and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Leewell or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Leewell Material Adverse Effect.

          3.7.        Benefit Plans.

                         (a)      Except as set forth in the Leewell Disclosure Letter, neither Leewell nor any of its subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Leewell or any of its subsidiaries. Except as set forth in the Leewell Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between Leewell or any of its subsidiaries and any current or former employee, officer or director of Leewell or any of its subsidiaries, nor does Leewell or any of its subsidiaries have any general severance plan or policy.

                         (b)      Since December 25, 2009, there has not been any adoption or amendment in any material respect by Leewell or any of its subsidiaries of any plan described in Section 3.7(a) .

          3.8.        Litigation. Except as set forth in the Leewell Disclosure Letter, there is no Action against or affecting Leewell or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Leewell Material Adverse Effect. Neither Leewell nor any of its subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

          3.9.        Compliance with Applicable Laws. Except as set forth in the Leewell Disclosure Letter, Leewell and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Leewell Material Adverse Effect. Leewell has not received any written communication during the past two years from a Governmental Entity that alleges that Leewell is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

          3.10.      Brokers. Except as set forth in the Leewell Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Leewell or any of its subsidiaries.

          3.11.      Contracts. Except as set forth in the Leewell Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Leewell and its subsidiaries taken as a whole. Neither Leewell nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Leewell Material Adverse Effect.

          3.12.      Title to Properties. Except as set forth in the Leewell Disclosure Letter, neither Leewell nor any of its subsidiaries own any real property. Leewell and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Leewell or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Leewell Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Leewell and its subsidiaries to conduct business as currently conducted.

          3.13.      Intellectual Property. Leewell and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Leewell and its subsidiaries taken as a whole. The Leewell Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of Leewell and its subsidiaries taken as a whole. There are no claims pending or, to the knowledge of Leewell, threatened that Leewell or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Leewell, no person is infringing the rights of Leewell or any of its subsidiaries with respect to any Intellectual Property Right.

          3.14.      Labor Matters. There are no collective bargaining or other labor union agreements to which Leewell or any of its subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of Leewell, is imminent with respect to any of the employees of Leewell.

          3.15.      Financial Statements; Liabilities. Leewell has delivered to Dragon Acquisition its audited consolidated financial statements for the fiscal years ended December 25, 2009, 2008 and 2007 (the “Leewell Financial Statements”). The Leewell Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Leewell Financial Statements fairly present in all material respects the financial condition and operating results of Leewell, as of the dates, and for the periods, indicated therein. Leewell does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 25, 2009, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Leewell Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Leewell Material Adverse Effect.

          3.16.      Insurance. Other than mandatory social insurance for employees and insurance for vehicles, neither Leewell nor its subsidiaries maintain any insurance.

          3.17.      Transactions with Affiliates and Employees. Except as set forth in the Leewell Disclosure Letter and the Leewell Financial Statements, none of the officers or directors of Leewell and, to the knowledge of Leewell, none of the employees of Leewell is presently a party to any transaction with Leewell or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Leewell, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          3.18.      Internal Accounting Controls. Leewell and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Leewell has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to Leewell and its subsidiaries are made known to the officers by others within those entities. The officers of Leewell have evaluated the effectiveness of Leewell’s controls and procedures. Since December 25, 2009, there have been no significant changes in Leewell’s internal controls or, to Leewell’s best knowledge, in other factors that could significantly affect Leewell’s internal controls.

          3.19.      Solvency. Based on the financial condition of Leewell as of the Closing Date (and assuming that the Closing shall have occurred): (a) Leewell’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Leewell’s existing debts and other liabilities (including known contingent liabilities) as they mature; (b) Leewell’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Leewell, and projected capital requirements and capital availability thereof; and (c) the current cash flow of Leewell, together with the proceeds Leewell would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Leewell does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

          3.20.      Application of Takeover Protections. Leewell has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Leewell Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to Longhai as a result of Longhai and Leewell fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and Longhai’s ownership of the Shares.

          3.21.      Investment Company. Leewell is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          3.22.      Foreign Corrupt Practices. Neither Leewell, nor any of its subsidiaries, nor, to Leewell’s knowledge, any director, officer, agent, employee or other person acting on behalf of Leewell or any of its subsidiaries has, in the course of its actions for, or on behalf of, Leewell (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

          3.23.      Absence of Certain Changes or Events. Except as disclosed in the Leewell Financial Statements or the Leewell Disclosure Letter, from December 25, 2009 to the date of this Agreement, Leewell has conducted its business only in the ordinary course, and during such period there has not been:

                         (a)      any change in the assets, liabilities, financial condition or operating results of Leewell or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Leewell Material Adverse Effect;

                         (b)      any damage, destruction or loss, whether or not covered by insurance, that would have a Leewell Material Adverse Effect;

                         (c)      any waiver or compromise by Leewell or any of its subsidiaries of a valuable right or of a material debt owed to it;

                         (d)      any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Leewell or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Leewell Material Adverse Effect;

                         (e)      any material change to a material Contract by which Leewell or any of its subsidiaries or any of its respective assets is bound or subject;

                         (f)      any mortgage, pledge, transfer of a security interest in, or lien, created by Leewell or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Leewell’s or its subsidiaries’ ownership or use of such property or assets;

                         (g)      any loans or guarantees made by Leewell or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

                         (h)      any alteration of Leewell’s method of accounting or the identity of its auditors;

                         (i)      any declaration or payment of dividend or distribution of cash or other property to Longhai or any purchase, redemption or agreements to purchase or redeem any Leewell Stock;

                         (j)      any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

                         (k)      any arrangement or commitment by Leewell or any of its subsidiaries to do any of the things described in this Section 3.23.

          3.24.      Disclosure. Leewell confirms that neither it nor any person acting on its behalf has provided Dragon Acquisition or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Dragon Acquisition under a current report on Form 8-K filed within four business days after the Closing. Leewell understands and confirms that Dragon Acquisition will rely on the foregoing representations and covenants in effecting transactions in securities of Leewell. All of the representations and warranties of Leewell set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          3.25.      Information Supplied. None of the information supplied or to be supplied by Leewell for inclusion or incorporation by reference in the 14f-1 Notice, at the date it is first mailed to Dragon Acquisition’s shareholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          3.26.      No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Leewell or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Leewell under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Leewell of its Leewell Stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

         3.27.      No Additional Agreements. Leewell does not have any agreements or understandings with Longhai with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of Dragon Acquisition

          Dragon Acquisition represents and warrants as follows to Leewell and Longhai.

          4.1.        Organization, Standing and Power. Dragon Acquisition is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Dragon Acquisition, a material adverse effect on the ability of Dragon Acquisition to perform its obligations under this Agreement or on the ability of Dragon Acquisition to consummate the Transactions (a “Dragon Acquisition Material Adverse Effect”). Dragon Acquisition is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Dragon Acquisition Material Adverse Effect. Dragon Acquisition has delivered to Leewell or its counsel true and complete copies of the Dragon Acquisition Constituent Instruments.

          4.2.        Subsidiaries; Equity Interests. Dragon Acquisition does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

          4.3.        Capital Structure. The authorized capital stock of Dragon Acquisition consists of 100,000,000 ordinary shares of $0.002112 par value each and 20,000,000 preference shares of $0.002112 par value each. As of the date hereof (a) 1,000,062 ordinary shares are issued and outstanding, (b) no preference shares are issued and outstanding, and (c) no ordinary shares or preference shares are held by Dragon Acquisition in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Dragon Acquisition were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Dragon Acquisition are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the Cayman Islands, the Dragon Acquisition Constituent Instruments or any Contract to which Dragon Acquisition is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Dragon Acquisition having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Dragon Acquisition’s ordinary shares may vote (“Voting Dragon Acquisition Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Dragon Acquisition is a party or by which it is bound (a) obligating Dragon Acquisition to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Dragon Acquisition or any Voting Dragon Acquisition Debt, (b) obligating Dragon Acquisition to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Dragon Acquisition. As of the date of this Agreement, there are not any outstanding contractual obligations of Dragon Acquisition to repurchase, redeem or otherwise acquire any shares of capital stock of Dragon Acquisition. The shareholder list provided to Leewell is a current shareholder list and accurately reflects all of the issued and outstanding shares of Dragon Acquisition’s capital stock.

          4.4.        Authority; Execution and Delivery; Enforceability. The execution and delivery by Dragon Acquisition of this Agreement and the consummation by Dragon Acquisition of the Transactions have been duly authorized and approved by the Board of Directors of Dragon Acquisition and no other corporate proceedings on the part of Dragon Acquisition are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Dragon Acquisition, enforceable against Dragon Acquisition in accordance with the terms hereof.

          4.5.        No Conflicts; Consents.

                         (a)      The execution and delivery by Dragon Acquisition of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Dragon Acquisition under, any provision of (i) the Dragon Acquisition Constituent Instruments, (ii) any material Contract to which Dragon Acquisition is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Dragon Acquisition or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Dragon Acquisition Material Adverse Effect.

                         (b)      Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Dragon Acquisition in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

          4.6.        Taxes.

                         (a)      Dragon Acquisition has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Dragon Acquisition Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Dragon Acquisition Material Adverse Effect.

                         (b)      The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Dragon Acquisition (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Dragon Acquisition, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Dragon Acquisition Material Adverse Effect.

                         (c)      There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Dragon Acquisition. Dragon Acquisition is not bound by any agreement with respect to Taxes.

          4.7.        Benefit Plans. Dragon Acquisition does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Dragon Acquisition. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Dragon Acquisition and any current or former employee, officer or director of Dragon Acquisition, nor does Dragon Acquisition have any general severance plan or policy.

          4.8.        ERISA Compliance; Excess Parachute Payments. Dragon Acquisition does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Dragon Acquisition.

          4.9.        Litigation. There is no Action against or affecting Dragon Acquisition or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Dragon Acquisition Material Adverse Effect. Neither Dragon Acquisition nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

          4.10.      Compliance with Applicable Laws. Dragon Acquisition is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Dragon Acquisition Material Adverse Effect. Dragon Acquisition has not received any written communication during the past two years from a Governmental Entity that alleges that Dragon Acquisition is not in compliance in any material respect with any applicable Law. Dragon Acquisition is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Dragon Acquisition Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

          4.11.      Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Dragon Acquisition taken as a whole. Dragon Acquisition is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Dragon Acquisition Material Adverse Effect.

          4.12.      Title to Properties. Dragon Acquisition has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Dragon Acquisition has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Dragon Acquisition to conduct business as currently conducted. Dragon Acquisition has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Dragon Acquisition enjoys peaceful and undisturbed possession under all such material leases.

          4.13.      Intellectual Property. Dragon Acquisition does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Dragon Acquisition, threatened that Dragon Acquisition is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

          4.14.      Labor Matters. There are no collective bargaining or other labor union agreements to which Dragon Acquisition is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Dragon Acquisition, is imminent with respect to any of the employees of Dragon Acquisition.

          4.15.      SEC Documents; Undisclosed Liabilities.

                         (a)      Dragon Acquisition has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since July 14, 2006, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

                         (b)      As of its respective filing date, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Reports. Except to the extent that information contained in the SEC Reports has been revised or superseded by any report, schedule, form, statement or other document filed by Dragon Acquisition with the SEC subsequent to the filing of such revised or superseded information, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Dragon Acquisition included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Dragon Acquisition and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                         (c)      Except as set forth in the SEC Reports, Dragon Acquisition has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Dragon Acquisition or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of Dragon Acquisition shall have been paid off and shall in no event remain liabilities of Dragon Acquisition, Leewell or Longhai following the Closing.

          4.16.      Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of Dragon Acquisition and, to the knowledge of Dragon Acquisition, none of the employees of Dragon Acquisition is presently a party to any transaction with Dragon Acquisition (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Dragon Acquisition, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          4.17.      Internal Accounting Controls. Dragon Acquisition maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Dragon Acquisition has established disclosure controls and procedures for Dragon Acquisition and designed such disclosure controls and procedures to ensure that material information relating to Dragon Acquisition is made known to the officers by others within Dragon Acquisition. Dragon Acquisition’s officers have evaluated the effectiveness of Dragon Acquisition’s controls and procedures. Since December 31, 2009, there have been no significant changes in Dragon Acquisition’s internal controls or, to Dragon Acquisition’s knowledge, in other factors that could significantly affect Dragon Acquisition’s internal controls.

          4.18.      Solvency. Except as disclosed in the SEC Reports, based on the financial condition of Dragon Acquisition as of the Closing Date (and assuming that the Closing shall have occurred), (a) Dragon Acquisition’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Dragon Acquisition’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Dragon Acquisition’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by Dragon Acquisition, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Dragon Acquisition, together with the proceeds Dragon Acquisition would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Dragon Acquisition does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

          4.19.      Application of Takeover Protections. Dragon Acquisition has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Dragon Acquisition Constituent Instruments or the laws of its jurisdiction of incorporation that is or could become applicable to Longhai as a result of Longhai and Dragon Acquisition fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and Longhai’s ownership of the Shares.

          4.20.      Investment Company. Dragon Acquisition is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          4.21.      Foreign Corrupt Practices. Neither Dragon Acquisition, nor to Dragon Acquisition’s knowledge, any director, officer, agent, employee or other person acting on behalf of Dragon Acquisition has, in the course of its actions for, or on behalf of, Dragon Acquisition (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

          4.22.      Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Dragon Acquisition has conducted its business only in the ordinary course, and during such period there has not been:

                         (a)      any change in the assets, liabilities, financial condition or operating results of Dragon Acquisition from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a Dragon Acquisition Material Adverse Effect;

                         (b)      any damage, destruction or loss, whether or not covered by insurance, that would have a Dragon Acquisition Material Adverse Effect;

                         (c)      any waiver or compromise by Dragon Acquisition of a valuable right or of a material debt owed to it;

                         (d)      any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Dragon Acquisition, except in the ordinary course of business and the satisfaction or discharge of which would not have a Dragon Acquisition Material Adverse Effect;

                         (e)      any material change to a material Contract by which Dragon Acquisition or any of its assets is bound or subject;

                         (f)      any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

                         (g)      any resignation or termination of employment of any officer of Dragon Acquisition;

                         (h)      any mortgage, pledge, transfer of a security interest in or lien created by Dragon Acquisition with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Dragon Acquisition’s ownership or use of such property or assets;

                         (i)      any loans or guarantees made by Dragon Acquisition to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                         (j)      any declaration, setting aside or payment or other distribution in respect of any of Dragon Acquisition’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Dragon Acquisition;

                         (k)      any alteration of Dragon Acquisition’s method of accounting or the identity of its auditors;

                         (l)      any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Dragon Acquisition stock option plans; or

                         (m)      any arrangement or commitment by Dragon Acquisition to do any of the things described in this Section 4.22.

          4.23.      Certain Registration Matters. Dragon Acquisition has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Dragon Acquisition registered with the SEC or any other governmental authority that have not been satisfied.

          4.24.      Disclosure. Dragon Acquisition confirms that neither it nor any person acting on its behalf has provided Longhai or its agents or counsel with any information that Dragon Acquisition believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Dragon Acquisition under a current report on Form 8-K filed within four business days after the Closing. Dragon Acquisition understands and confirms that Longhai will rely on the foregoing representations and covenants in effecting transactions in securities of Dragon Acquisition. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          4.25.      Information Supplied. None of the information supplied or to be supplied by Dragon Acquisition for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to Dragon Acquisition’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.26.      No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Dragon Acquisition, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Dragon Acquisition under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Dragon Acquisition of its ordinary shares and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

          4.27.      No Additional Agreements. Dragon Acquisition does not have any agreement or understanding with Longhai with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

          5.1.        Dragon Acquisition Conditions Precedent. The obligations of Longhai and Leewell to enter into and complete the Closing are subject, at the option of Longhai and Leewell, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Leewell and Longhai in writing.

                         (a)      Representations and Covenants. The representations and warranties of Dragon Acquisition contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Dragon Acquisition shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Dragon Acquisition on or prior to the Closing Date. Dragon Acquisition shall have delivered to Longhai and Leewell a certificate, dated the Closing Date, to the foregoing effect.

                         (b)      Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions. No action, suit or proceeding before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body has or may have, in the reasonable opinion of Leewell or Longhai, a Dragon Acquisition Material Adverse Effect.

                         (c)      Consents. Dragon Acquisition shall have obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and made all filings required to be made, for the authorization, execution and delivery of this Agreement and the consummation of the Transactions, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Dragon Acquisition Material Adverse Effect.

                         (d)      No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2009 which has had or is reasonably likely to cause a Dragon Acquisition Material Adverse Effect.

                         (e)      Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Dragon Acquisition, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Leewell and Longhai.

                         (f)      Satisfactory Completion of Due Diligence. Leewell and Longhai shall have completed their legal, accounting and business due diligence of Dragon Acquisition and the results thereof shall be satisfactory to Leewell and Longhai in their sole and absolute discretion.

                         (g)      SEC Reports. Dragon Acquisition shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

                         (h)      Secretary’s Certificate. Dragon Acquisition shall have delivered to Leewell a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the Dragon Acquisition Constituent Instruments and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

                         (i)      Good Standing Certificate. Dragon Acquisition shall have delivered to Leewell a certificate of good standing of Dragon Acquisition dated within five (5) business days of Closing.

                         (j)      Resignations and Appointments. Dragon Acquisition shall have delivered to Leewell (i) a letter of resignation from David Richardson resigning from his position as a director of Dragon Acquisition, effective upon the Closing; (ii) a letter of resignation from Joseph Rozelle resigning from all offices he holds with Dragon Acquisition effective upon the Closing and from his position as a director of Dragon Acquisition that will automatically become effective upon the tenth (10th) day following the mailing of the 14f-1 Notice by Dragon Acquisition to its shareholders; (iii) evidence of the election of Antoine Cheng as a director and Chairman of Dragon Acquisition effective as of the Closing and of such other directors as may be designated by Leewell effective on the tenth (10th) day following the mailing of the 14f-1 Notice; and (iv) evidence of the election of Weiqing Zhang as the Chief Executive Officer of Dragon Acquisition, Yang Chen as the Chief Financial Officer of Dragon Acquisition and such other officers as may be designated by Leewell, effective as of the Closing.

                         (k)      Payoff Letters and Releases. Dragon Acquisition shall have delivered to Leewell such pay-off letters and releases relating to liabilities of Dragon Acquisition as Leewell shall request, in form and substance satisfactory to Leewell.

                         (l)      Lien Searches. Dragon Acquisition shall have delivered to Leewell the results of UCC, judgment lien and tax lien searches with respect to Dragon Acquisition, the results of which indicate no liens on the assets of Dragon Acquisition.

                         (m)      Release. Dragon Acquisition shall have delivered to Leewell a duly executed release by the current directors and officers of Dragon Acquisition and Access America Fund, LP, Access America Investments, LLC and Nautilus Global Partners, LLC in favor of Dragon Acquisition, Leewell and Longhai, in form and substance satisfactory to Leewell.

                         (n)      Indemnification Agreement. Dragon Acquisition shall have delivered an indemnification agreement, executed by Access America Fund, LP for the benefit of Dragon Acquisition, Leewell and Longhai, in the form and substance satisfactory to Leewell.

                         (o)      Form 10-K. Dragon Acquisition shall have either filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 or shall have indemnified Dragon Acquisition’s new directors and officers following the Closing for signing and filing such report on behalf of Dragon Acquisition, such indemnification in form and substance satisfactory to Leewell.

                         (p)      Legal Opinion. Dragon Acquisition, Leewell and Longhai shall have received an opinion from Dragon Acquisition’s legal counsel confirming the legality of the restructuring being effected by Dragon Acquisition in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to Dragon Acquisition, Leewell and Longhai.

                         (q)      Issuance of Shares. Dragon Acquisition shall have issued the Shares on its share registry. At or within 10 business days following the Closing, Dragon Acquisition shall deliver to Longhai a certificate representing its Shares.

                         (r)      Completion of Financing. The Financing shall have been completed or shall be completed simultaneously with the Closing.

                         (s)      Termination of Administration Agreement. Dragon Acquisition shall have terminated (or provided notice to terminate) that certain Company Administration Agreement, dated November 20, 2006, between Dragon Acquisition and Mizzen Corporate Services Ltd.

                         (t)      No Governmental Prohibition. No order, statute, rule, regulation. executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Transactions.

          5.2.        Leewell and Longhai Conditions Precedent. The obligations of Dragon Acquisition to enter into and complete the Closing is subject, at the option of Dragon Acquisition, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Dragon Acquisition in writing.

                         (a)      Representations and Covenants. The representations and warranties of Longhai and Leewell contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Longhai and Leewell shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Longhai and Leewell on or prior to the Closing Date. Each of Leewell and Longhai shall have delivered to Dragon Acquisition a certificate, dated the Closing Date, to the foregoing effect.

                         (b)      Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Dragon Acquisition, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Leewell.

                         (c)      Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Longhai or Leewell for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by Longhai or Leewell, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Leewell Material Adverse Effect.

                         (d)      No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Leewell Financial Statements which has had or is reasonably likely to cause a Leewell Material Adverse Effect.

                         (e)      Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Dragon Acquisition, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Dragon Acquisition.

                         (f)      Satisfactory Completion of Due Diligence. Dragon Acquisition shall have completed its legal, accounting and business due diligence of Leewell and Longhai and the results thereof shall be satisfactory to Dragon Acquisition in its sole and absolute discretion.

                         (g)      Secretary’s Certificate. Leewell shall have delivered to Dragon Acquisition a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the Leewell Constituent Instruments and resolutions of the Board of Directors of Leewell approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

                         (h)      Delivery of Audit Report and Financial Statements. Leewell shall have completed the Leewell Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the Leewell Financial Statements shall be satisfactory to Dragon Acquisition in its sole and absolute discretion.

                         (i)      Form 8-K. Leewell shall have provided Dragon Acquisition with reasonable assurances that Dragon Acquisition will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of Leewell and the requisite Form 10-type disclosure regarding Leewell and its subsidiaries.

                         (j)      PRC Legal Opinion. Leewell, Longhai and Dragon Acquisition shall have received an opinion from Leewell’s legal counsel in the People’s Republic of China, confirming the legality under Chinese laws of the restructuring being effected by Leewell in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to Leewell, Longhai and Dragon Acquisition.

                         (k)      Share Transfer Documents. Longhai shall have delivered to Dragon Acquisition certificate(s) representing its Leewell Stock, accompanied by an executed instrument of transfer and bought and sold note for transfer by Longhai of its Leewell Stock to Dragon Acquisition.

                         (l)      Completion of Financing. The Financing shall have been completed or shall be completed simultaneously with the Closing.

                         (m)      No Governmental Prohibition. No order, statute, rule, regulation. executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Transactions.

ARTICLE VI
Covenants

          6.1.        Preparation of the 14f-1 Notice; Blue Sky Laws.

                         (a)      As soon as possible following the date of this Agreement, Leewell and Dragon Acquisition shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. Dragon Acquisition shall cause the 14f-1 Notice to be mailed to its shareholders as promptly as practicable thereafter.

                         (b)      Dragon Acquisition shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Dragon Acquisition Stock in connection with this Agreement.

          6.2.        Public Announcements. Dragon Acquisition and Leewell will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

          6.3.        Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

          6.4.        Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

          6.5.        Exclusivity. Neither Dragon Acquisition nor Leewell shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Dragon Acquisition or Leewell (as applicable), or any assets of Dragon Acquisition or Leewell (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          6.6.        Filing of 8-K. Dragon Acquisition shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Leewell and the requisite Form 10 disclosure regarding Leewell and its subsidiaries. In addition, Dragon Acquisition shall issue a press release at a mutually agreeable time following the Closing Date.

          6.7.        Furnishing of Information. As long as Longhai owns the Shares, Dragon Acquisition covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Dragon Acquisition after the date hereof pursuant to the Exchange Act. As long Longhai owns the Shares, if Dragon Acquisition is not required to file reports pursuant to such laws, it will prepare and furnish to Longhai and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for Longhai to sell Shares under Rule 144. Dragon Acquisition further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

          6.8.      Access. Each of Dragon Acquisition and Leewell shall permit representatives of each other to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

          6.9.        Preservation of Business. From the date of this Agreement until the Closing Date, each of Leewell and Dragon Acquisition shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

          6.10.      Completion of Financing. Dragon Acquisition shall use commercially reasonable efforts to raise at least $15 million in an equity financing transaction on terms that are satisfactory to Leewell and Longhai (the “Financing”), which Financing shall be consummated simultaneously with the Closing.

ARTICLE VII
Miscellaneous

          7.1.        Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Dragon Acquisition, to:

c/o Nautilus Global Partners
700 Gemini, Suite 100
Houston, TX 77056
Attention: Joseph Rozelle

If to Leewell, to:

Shandong Motorway Building
29 Miaoling Road
Qingdao 266000
People’s Republic of China
Attention: Antoine Cheng

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037-11228
Attention: Louis A. Bevilacqua, Esq.

If to Longhai, to:

Shandong Motorway Building
29 Miaoling Road
Qingdao 266000
People’s Republic of China
Attention: Antoine Cheng

If to the Shareholder, to:

Shandong Motorway Building
29 Miaoling Road
Qingdao 266000
People’s Republic of China
Attention: Antoine Cheng

          7.2.        Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by Leewell, Dragon Acquisition, Longhai, and the Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

          7.3.        Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Dragon Acquisition shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Dragon Acquisition of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Dragon Acquisition may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

          7.4.        Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Longhai, Dragon Acquisition and Leewell will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

          7.5.        Limitation of Liability. Notwithstanding anything herein to the contrary, each of Dragon Acquisition, Leewell and the Shareholder acknowledges and agrees that the liability of Longhai arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of Longhai, and that no trustee, officer, other investment vehicle or any other affiliate of Longhai or any investor, shareholder or holder of shares of beneficial interest of Longhai shall be personally liable for any liabilities of Longhai. Notwithstanding anything herein to the contrary, each of Dragon Acquisition, Leewell, and Longhai acknowledges and agrees that the liability of the Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholder shall be personally liable for any liabilities of the Shareholder.

          7.6.        Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

          7.7.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

          7.8.        Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

          7.9.        Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Leewell Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

          7.10.      Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of eighteen (18) months.

          7.11.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the Cayman Islands are mandatorily applicable to the Transactions.

          7.12.      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DRAGON ACQUISITION CORPORATION

By:	/s/ Joseph Rozelle
Name: Joseph Rozelle
Title: Director

LEEWELL INVESTMENT GROUP LIMITED

By:	/s/ Antoine Cheng
Name: Antoine Cheng
Title: Director

LONGHAI HOLDINGS COMPANY LIMITED

By:	/s/ Antoine Cheng
Name: Antoine Cheng
Title: Director

ANTOINE CHENG

/s/ Antoine Cheng

ANNEX A

Definitions

          “14f-1 Notice” means the notice that is required to be sent to the shareholders of Dragon Acquisition pursuant to Rule 14f-1 of the Exchange Act.

          “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

          “Agreement” has the meaning set forth in the Preamble of this Agreement.

          “Closing” has the meaning set forth in Section 1.2 of this Agreement.

          “Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

          “Consent” means any material consent, approval, license, permit, order or authorization.

          “Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

          “Dragon Acquisition” has the meaning set forth in the Preamble of this Agreement.

          “Dragon Acquisition Constituent Instruments” means the certificate of incorporation and memorandum and articles of association of Dragon Acquisition and such other constituent instruments of Dragon Acquisition as may exist, each as amended to the date of this Agreement.

          “Dragon Acquisition Material Adverse Effect” has the meaning set forth in Section 4.1 of this Agreement.

          “Dragon Acquisition Stock” has the meaning set forth in the Background Section of this Agreement.

          “Exchange” has the meaning set forth in the Background Section of this Agreement.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Financing” has the meaning set forth in Section 6.10 of this Agreement.

          “Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

          “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

          “Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

          “Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree. “Laws” means the plural of any of the foregoing.

          “Leewell” has the meaning set forth in the Preamble of this Agreement.

          “Leewell Constituent Instruments” means the certificate of incorporation and memorandum and articles of association of Leewell and such other constituent instruments of Leewell as may exist, each as amended to the date of this Agreement.

          “Leewell Disclosure Letter” means the letter delivered from Leewell to Dragon Acquisition concurrently herewith.

          “Leewell Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

          “Leewell Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

          “Leewell Stock” has the meaning set forth in the Background Section of this Agreement.

          “Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance. “Liens” means the plural of any of the foregoing.

          “Longhai” has the meaning set forth in the Preamble of this Agreement.

          “Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

          “SEC” means the Securities and Exchange Commission.

          “SEC Reports” has the meaning set forth in Section 4.15 of this Agreement.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Shares” has the meaning set forth in Section 1.1 of this Agreement.

          “Shareholder” has the meaning set forth in the Preamble of this Agreement.

          “Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to such forms of taxation, including all interest, penalties and additions imposed with respect to such amounts. “Tax” means the singular of any of the foregoing.

          “Tax Returns” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

          “Transactions” has the meaning set forth in Section 1.2 of this Agreement.

          “Transaction Document” means any of this Agreement and any other documents or agreements executed in connection with the Transactions.

          “Voting Dragon Acquisition Debt” has the meaning set forth in Section 4.3 of this Agreement.

          “Voting Leewell Debt” has the meaning set forth in Section 3.3 of this Agreement.